Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

ALLETE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, without par value	Rule 457(r)	(1)		—	—	—	$0.00
	Debt	First Mortgage Bonds	Rule 457(r)	(2)		—	—	—	$0.00
Fees Previously Paid	—	—	—	—		—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Stock, without par value	Rule 415(a)(6)	2,095,710	(3)		—			S-3	333-266383	7/29/2022	$13,032.17
	Total Offering Amounts						—		$0.00
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								—
	Net Fee Due								$0.00

(1) In addition to the aggregate of 2,095,710 shares of ALLETE, Inc.’s common stock described in Note (3), an additional indeterminate aggregate offering of the securities of each identified class is being registered as may from time to time be offered and sold by ALLETE, Inc., or by a selling securityholder, at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. In connection with the additional securities offered hereby, ALLETE, Inc. will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) See Note (1).
(3) Pursuant to Rule 415(a)(6) under the Securities Act, there are included on this registration statement an aggregate of 2,095,710 shares of ALLETE, Inc.’s common stock that were previously registered for offer and sale, but not sold, in connection with ALLETE, Inc.’s amended and restated distribution agreement, as amended, pursuant to Registration Statement No. 333-266383 (the “Prior Registration Statement”), and for which a filing fee of $13,032.17 with respect to such unsold shares was paid in connection with the filing with the Commission of a prospectus supplement under an earlier registration statement (which shares were included on the Prior Registration Statement). Pursuant to Rule 415(a)(6), the filing fee related to such unsold shares from the Prior Registration Statement will continue to be applied to the offer and sale of such unsold shares pursuant to this registration statement, and no additional filing fee is required with respect to such shares. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

In addition, pursuant to Rule 416(a) under the Securities Act, this registration statement also covers such additional securities as may become deliverable as a result of stock splits, stock dividends, split-ups, recapitalizations or similar transactions.